EXHIBIT 19.1

SECURITIES LAW COMPLIANCE POLICY

General

This document (the "Policy") contains Mercer's policy concerning the handling of material, nonpublic information relating to Mercer International Inc. and its subsidiaries ("Mercer" or "we") or other companies with whom we deal and with the buying and selling of stock and other securities of Mercer and those other companies.

1. Insider Trading Prohibited

Except in a Permitted Transaction as described in Section 5, no director, employee, or agent may purchase or sell securities of Mercer or of any other company with whom Mercer deals while aware of material, nonpublic information concerning Mercer or the other company until at least two full trading days have elapsed after the public disclosure of the information.

(a) Directors, Employees, and Agents

This Policy applies to all directors, employees, and agents of Mercer and its subsidiaries. When we refer to "you" or to "directors, employees, or agents" in this Policy, in addition to you, we also mean members of your immediate family or other person with whom you share a household, persons who are your economic dependents, and any person over whom or entity over which you have control. We will regard trades made at your direction or at the direction of those named in the preceding sentence as trades made by you.

(b) Material, Nonpublic Information

Information is considered "material" if (1) a reasonable investor would consider it important in making a decision on whether to buy, sell, or hold the security or (2) a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. Information is considered nonpublic if the information has not been broadly disseminated to the public for a period sufficient to be reflected in the price of the security. Examples of material, nonpublic information might include information about upcoming earnings or losses, negotiation of a merger or acquisition, news of a significant sale of assets, the declaration of a stock split, the offering of additional securities, changes in top management, significant new products, and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material. Information is nonpublic until it has been "publicly disclosed," meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public. Examples of public disclosure include the filing of a Form 8-K with the Securities and Exchange Commission (the "SEC") or the issuance of a press release.

(c) Other Companies

While the Policy prohibits trading in Mercer securities when you are aware of material, nonpublic information about Mercer, it also prohibits trading in securities of any other company about which you learn material, nonpublic information in the course of performing your duties for Mercer. For example, you may be involved in a transaction in which Mercer expects to buy a substantial amount of stock in another company or enter into a new venture or other relationship with the company. Even though the amount of the transaction may be immaterial to Mercer, it may be material to the other company. The Policy prohibits you from trading in the securities of the other company while aware of this information as long as it remains nonpublic.

(d) Securities

The Policy prohibits certain transactions in the "securities" of Mercer or other companies. Though it is usually the case that the information you gain will be material with respect to the equity securities of Mercer, Mercer may also issue debt or convertible debt securities that are subject to the Policy, as are such securities of other companies with whom we deal.

(e) Purchase and Sale

The Policy prohibits all purchases and sales of securities while you are aware of material, nonpublic information. These terms encompass not only traditional purchases and sales but any arrangement by which you change your economic exposure to changes in the price of the securities. For example, a "purchase" or "sale" would include a purchase of standardized put or call options, the writing of put or call options, selling stock short, buying or selling securities convertible into other securities, or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security.

(f) Two Full Trading Days

Two full trading days following public disclosure have elapsed when, after the public disclosure, trading in the security has opened for trading, then closed. For example, suppose you are aware that Mercer is considering a stock repurchase program that has not been announced to the public. You are prohibited from trading in Mercer's stock until two full trading days after release of the announcement. If the announcement is made on Tuesday at 8:00 a.m., EST, before the opening of NASDAQ, you can begin trading again on Thursday morning because, after the announcement, trading on Mercer's stock opened and closed on Tuesday and Wednesday. On the other hand, if the announcement were not made until Tuesday at 11:00 a.m., you would not be able to trade until after the open and close of trading on Thursday, that is, on the opening of trading on Friday, after two full trading days have elapsed.

(g) Margin Loans

Purchases or sales of securities can result in liability whether executed in the public markets or in a private transaction. In addition, you should be aware that sales forced because you have borrowed money and pledged securities as security for the loan are not exempt from the insider trading rules. Accordingly, you should be careful when making a margin loan in a brokerage account. Under margin arrangements, the broker may be entitled to sell your shares without your permission if the value of your securities falls below the broker's margin requirements. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material, nonpublic information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

2. Unauthorized Disclosure of Material, Nonpublic Information Prohibited

No director, employee, or agent may disclose material, nonpublic information about Mercer or any company with whom Mercer deals to anyone outside Mercer unless authorized to do so. Authorized disclosure to those not subject to the Policy may require you to have the party to whom you are disclosing information agree not to disclose the information or trade in the securities until the information is publicly disclosed.

(a) Tipping

You can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information. Because even casual remarks by you recommending a purchase, sale, or hold of Mercer's or another company's securities could be misconstrued by others as being based on material, nonpublic information, you should exercise caution in making any such recommendations.

(b) Authorization to Disclose Material, Nonpublic Information

Mercer authorizes only certain employees and agents of Mercer to make disclosures of material, nonpublic information. Unless you are authorized to do so by senior management, you should refrain from discussing material, nonpublic information with anyone not subject to the Policy. Even in discussions with others subject to the Policy, you should consider the consequences of disclosing material, nonpublic information to them. By doing so, you would cause these individuals to be prohibited from trading in Mercer's securities until the information is publicly disclosed. Accordingly, you should restrict the dissemination of material, nonpublic information to those employees and agents having a need to know in order to serve Mercer's interests.

(c) Regulation FD (Fair Disclosure)

The SEC has enacted rules explicitly banning selective disclosure. Generally, the regulation provides that when a public company (such as Mercer) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of this regulation can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. Regulation FD applies largely to a limited group of senior executives who regularly communicate with securities market professionals and shareholders. Remember that no other Mercer employees are authorized to communicate with securities market professionals or shareholders.

(d) Non-Disclosure Agreements

Those involved in transactions or other negotiations that require disclosure of material, nonpublic information with parties other than Mercer's employees or agents should have those to whom the information is being disclosed sign a non-disclosure agreement. The non-disclosure agreement must require that the recipient of the information not disclose the information to others and should require them not to trade on such information.

3. Blackout Periods

The following persons may not purchase or sell Mercer's securities or enter into a Trading Plan (as defined below) during the following blackout periods:

• for directors and "designated employees" (except for Permitted Transactions (as defined below)), during the period beginning on the 10th day prior to the end of the last month of each fiscal quarter and ending at the close of trading on the first full trading day following the release of financial results;

• for those identified in the announcement or otherwise (except for Permitted Transactions as possibly modified by the announcement), during any period when Mercer has announced a blackout period with respect to a transaction or other event; and

• for directors and executive officers, to the extent and during the periods required by Section 306 of the Sarbanes-Oxley Act of 2002 and its implementing regulations.

(a) Pre-Earnings Blackouts

Because of the particular sensitivity of trading by those who have access to Mercer's financial information as Mercer's financial statements are being prepared, all directors, executive officers, and designated employees are subject to blackout on trading during the period leading up to the release of quarterly financial statements. Those subject to this blackout are members of Mercer's board of directors, Mercer's executive officers—those subject to reporting under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")—and those employees that are directly involved in the preparation of Mercer's consolidated and group financial statements or that have access to information from those financial statements while they are being prepared. Mercer's Chief Financial Officer is responsible for determining who will be considered "designated employees" for purposes of this section of the Policy.

Notice that, if you are an employee subject to this section, you are still subject to Section 1 (which prohibits transactions at any time when you are aware of material, nonpublic information) during periods outside the blackout period. For example, you are not necessarily free to trade in the second month of each quarter simply because it is not during a blackout period. You must also make sure that you are not aware of material, nonpublic information during these periods or otherwise prohibited from trading under the Policy.

(b) Transactional Blackouts

Mercer reserves the right to impose a trading blackout from time to time on specified groups of its directors, employees, or agents when, in the judgment of any one of Mercer's Audit Committee, CEO or CFO, a blackout is warranted. Though these blackouts generally will arise because Mercer is involved in a material transaction, they may be declared for any reason. If any one of the Audit Committee, CEO or CFO declares a blackout to which you are subject, we will notify you when the blackout begins and when it ends.

(c) Entering into Trading Plans

During a blackout period, not only are you prohibited from trading, but you are also prohibited from entering into a Trading Plan as defined in Section 5 below.

4. Section 16 Reporting Persons

Directors and certain executive officers of Mercer are subject to the reporting provisions, liability and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC ("Section 16 Reporting Persons").

(a) Pre-Clearance Requirement

To ensure compliance with the reporting requirements of Section 16(a) of the Exchange Act, all Section 16 Reporting Persons must, before entering into a purchase or sale of Mercer's securities or a Trading Plan, notify Mercer's Secretary to obtain clearance of the transaction and, immediately following completion of the transaction, notify Mercer's Secretary of the date, quantity, price, and the nature of the transaction. Section 16 Reporting Persons do not have to pre-clear or provide immediate notice of Permitted Transactions unless the transaction is subject to the two-business-day or other accelerated reporting under Section 16(a) of the Exchange Act. In general, other employees of Mercer do not need to pre-clear their trades with Mercer. In all cases, Mercer's Secretary is available to answer any questions on the application of the Policy, but ultimate responsibility for trading in securities lies with you.

(b) Notification Requirement

Under Section 16(a) of the Exchange Act, Section 16 Reporting Persons must file certain forms (Forms 3, 4 and 5) with the SEC when they engage in transactions in Mercer's securities. Form 4s disclosing changes in a Section 16 Reporting Person's share ownership must be filed within two business days following the date of the transaction. Accordingly, Section 16 Reporting Persons must immediately notify Mercer of sufficient details of the transaction to allow time to prepare and file the required report within the two-business-day deadline. Since Mercer requires a day to prepare the Form 4 and a day to transmit same to the SEC, you must report the details of the transaction to us at least by the close of business on the date the transaction occurred. Although Permitted Transactions are generally not subject to this requirement, to the extent any of them are subject to the two-business-day or other accelerated reporting deadline, they are nonetheless subject to the pre-clearance and notification requirements.

(c) Section 16(b) Short-Swing Liability

Section 16(b) of the Exchange Act imposes liability on Section 16 Reporting Persons for any profit derived by them as a result of a purchase and sale of Mercer securities occurring within any six-month period, whether or not the trading was actually based on material, non-public information. Any excess of the sale price over the purchase price is considered to be "profit" and is recoverable by Mercer. It does not matter whether the purchase or sale occurred first, and it is not necessary for the same securities to be involved in each of the matched transactions. Transactions are paired so as to extract the maximum profit by matching the lowest purchase price with the highest sale price within a six-month period. Losses of any kind, including those for taxes paid, cannot be offset.

(d) Section 16(c) Trading Restrictions

Section 16(c) of the Exchange Act prohibits Section 16 Reporting Persons from short-selling Mercer securities. A short sale is a sale of securities not owned by the seller, or if owned, not delivered, or any other transaction in which the person engaging in such transaction derives a benefit as a result of a decline in the price of the securities.

(e) Margin Loans

Although not prohibited, directors and executive officers should understand the potential difficulties that may be caused by borrowing money in transactions in which stock of Mercer is used as collateral and is subject to being sold upon a decline in the market price of the stock. Sales made by a lender in these "margin loans" can be difficult to manage and can easily lead to violations of the pre-clearance and notification requirements of this Policy as well as the two-business day reporting deadline under Section 16(a) of the Exchange Act. Also, see the discussion in section 1(g) of this Policy on page 2 of the insider trading implications associated with margin loans.

5. Permitted Transactions

No transaction is a Permitted Transaction until the director or employee proposing to enter into the transaction, before execution of the transaction, has fully disclosed to Mercer any material, nonpublic information that (1) the director or employee is aware of; and (2) that Mercer may not be aware of. Disclosure to Mercer means disclosure to senior management or, in the case of the Chief Executive Officer or a director, to the board of directors or the Audit Committee. Subject to the foregoing, "Permitted Transaction" means:

• acceptance or purchase of a stock option issued or offered under one of Mercer's stock option plans, including elections to acquire stock options in lieu of other compensation or the cancellation or forfeiture of options pursuant to the plans;

• vesting of stock options or shares of restricted stock and any related stock withholding;

• exercise of stock options issued under a Mercer stock option plan in a stock-for stock exercise, payment of the exercise price in shares of stock, and any related stock withholding transactions but not any sale of the stock acquired in the option exercise;

• acceptance of shares of restricted stock;

• transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime;

• acquisition or disposition of stock in a stock split, stock dividend, or other transaction affecting all stockholders equally;

• execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5-1 (c)(1)(i)(A) (called a "Trading Plan") but only if, with respect to directors and executive officers, the contract, instruction, or plan requires the broker or other counter-party to notify Mercer's Secretary immediately upon execution of a transaction pursuant to the plan; or

• any other transaction designated by the board of directors or any committee thereof or senior management, with reference to the Policy, as a Permitted Transaction.

(a) Pre-Disclosure of Undisclosed Material, Nonpublic Information

You may not enter into any transaction, including transactions listed above as Permitted Transactions under the Policy, unless you have disclosed to Mercer's senior management any material, nonpublic information which you are aware of but Mercer is not. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to Mercer's board of directors or the Audit Committee before any transaction listed above qualifies as a Permitted Transaction. This ensures that Mercer is fully aware of any material information affecting any security before you execute the transaction.

(b) Director and Employee Benefit Plan Transactions

Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under Mercer's equity-based benefit plans. Transactions in employee stock options are considered Permitted Transactions if there is no related sale to third parties. Notice, however, that a sale of stock following or in connection with an option exercise is not a transaction with Mercer and is, therefore, not a Permitted Transaction. Thus, you may engage in a cash exercise of an option only if you retain the stock you buy in the exercise.

(c) Transactions not Changing Beneficial Ownership

Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your immediate household as a joint owner is a Permitted Transaction since members of your household are considered the same as you for purposes of the Policy.

(d) Trading Plans

The SEC has enacted rules that provide an affirmative defense against violations of the insider trading rules. In general, these rules provide for an affirmative defense if you enter into a contract, provide instructions, or adopt a written plan for trading in securities when you are not aware of material, non-public information. The contract, instructions, or plan must (a) specify the amount, price, and date of the transaction, (b) specify an objective method for determining the amount, price, and date of the transaction, or (c) place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, aware of material, nonpublic information. You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. The rules regarding Trading Plans are complex and must be complied with completely to be effective. You should consult with your legal advisor before proceeding. A Trading Plan, if used at all, should avoid purchases or sales shortly before known announcements, such as earnings announcements. Even though transactions executed in accordance with a properly formulated Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before Mercer announces material news, and the investing public and media may not understand the nuances of trading pursuant to a Trading Plan. This could result in negative publicity for you and Mercer and is something you should consider when entering into a Trading Plan. Finally, if you are a director or an executive officer, Trading Plans require special care. Because in a Trading Plan you can specify conditions that trigger a purchase or sale, you may not be aware that the transaction has taken place and you may not be able to comply with the new Sarbanes-Oxley requirement that you report transactions to the SEC within two business days of their execution. Accordingly, transactions pursuant to a Trading Plan are not Permitted Transactions unless the Trading Plan requires the broker to notify Mercer immediately of the execution of a transaction.

6. Administration of Policies

(a) Administration by Secretary

The day-to-day administration of the Policy will be carried out by Mercer's Secretary. If you have any questions concerning the interpretation of the Policy, you should direct your questions to him.

(b) Confidentiality of Policy Decisions

Employees should keep certain information concerning the operation of the Policy in strict confidence, since knowledge of certain decisions made pursuant to the Policy could itself constitute material, nonpublic information. For example, if you are made subject to a special blackout pursuant to Section 3, you should keep that fact confidential.

(c) Amendment of the Policy

Mercer reserves the right to amend and interpret the Policy from time to time. Remember, the ultimate responsibility for complying with the Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with your legal and financial advisors, as needed.